Exhibit 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the incorporation by reference in the registration statement of Encore Computer Corporation on Forms S-8 (Registration Statement Nos. 33-10225, 33-33907, 33-34171, 33-72458 and 33-72741) and on Forms S-3
(Registration Statement Nos. 33-121, 33-33907 and 33-34171) of our reports dated January 30, 1997 except for Note M as to which the date is March 19, 1997, on our audits of the consolidated financial statements and financial statement schedule of Encore Computer Corporation as of December 31, 1996 and 1995 and for the years ended December 31, 1996, 1995 and 1994, which report is included in this Annual Report on Form 10-K.



COOPERS & LYBRAND L.L.P.

Miami, Florida
April 15, 1997